The Tax-Exempt Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$ 146,192
Class B	$ 1,622
Class C	$ 6,697
Class F-1	$ 21,090
Class F-2	$ 5,572
Total	$ 181,173

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$ 0.2388
Class B	$ 0.1938
Class C	$ 0.1907
Class F-1	$ 0.2334
Class F-2	$ 0.2494

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	618,478
Class B	7,677
Class C	36,079
Class F-1	96,716
Class F-2	24,147
Total	783,097

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$ 12.15
Class B	$ 12.15
Class C	$ 12.15
Class F-1	$ 12.15
Class F-2	$ 12.15